Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Integra LifeSciences Holdings Corporation and Subsidiaries on Form S-8 (File Nos. 333-82233, 333-58235 and 333-06577) of our reports dated March 1, 2000
(except for Note 20, as to which the date is March 29, 2000), on our audits of the consolidated financial statements and financial statement schedules of Integra LifeSciences Holdings Corporation, as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which reports are included in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 30, 2000